Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 April 25, 2022
www.zionsbancorporation.com
First Quarter 2022 Financial Results: FOR IMMEDIATE RELEASE
Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation, N.A. reports: 1Q22 Net Earnings of $195 million, diluted EPS of $1.27 compared with 1Q21 Net Earnings of $314 million, diluted EPS of $1.90, and 4Q21 Net Earnings of $207 million, diluted EPS of $1.34

FIRST QUARTER RESULTS

$1.27	$195 million	2.60%	10.0%
Net earnings per diluted common share	Net Earnings	Net interest margin (“NIM”)	Common Equity Tier 1 ratio

FIRST QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $544 million, compared with $545 million
	•	NIM was 2.60%, compared with 2.86%, and was impacted by significant deposit growth and an accompanying change in the composition of interest-earning assets

Operating Performance	•	Pre-provision net revenue ("PPNR") was $230 million, down $57 million, or 20%; adjusted PPNR² was $241 million, down $12 million, or 5%
	•	PPP loans contributed $24 million in interest income, compared with $60 million
	•	Noninterest expense was $464 million, up 7%; adjusted noninterest expense² was also $464 million, up 5%
	•	The efficiency ratio² was 65.8%, compared with 63.5%

Loans and Credit Quality	•	Loans and leases were $51.2 billion, down $2.2 billion, or 4%; excluding PPP, loans and leases were $50.2 billion, up $3.2 billion, or 7%
	•	The provision for credit losses was negative $33 million, compared with negative $132 million
	•	The allowance for credit losses was 1.02% of loans (ex-PPP), compared with 1.48% of loans (ex-PPP)
	•	Nonperforming assets[3] were $250 million, or 0.5%, of loans (ex-PPP), compared with $327 million, or 0.7%, of loans (ex-PPP)

Capital	•	The CET1 capital ratio was 10.0%, compared with 11.2%
	•	Repurchased 0.8 million shares of common stock during the quarter for $50 million

Notable items	•	Redeemed $290 million of senior notes
	•	Net unrealized securities loss of $17 million, primarily related to SBIC investment in Recursion
	•	Deposits were $82.4 billion, up $8.5 billion, or 12%, and the loan-to-deposit ratio was 62%

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “The first quarter results included $1.2 billion of growth in average non-PPP loans relative to the prior quarter, or an annualized growth rate of over 10%, and annualized growth rate of net interest income excluding PPP income of over 17%. Credit quality continued to show strength, with net charge-offs equaling an annualized 0.05% of average loans and a sequential quarter decline in nonaccrual loans of 7%, which were contributing factors in the reduction of the allowance for credit losses.”

Mr. Simmons continued, “Higher operating costs were primarily the product of both a higher level of compensation increases resulting from a tight labor market and related inflationary pressures, together with increased incentive compensation accruals as a result of higher interest rates and stronger loan growth that are expected to produce improved performance through the remainder of the year. Our balance sheet is well positioned to generate stronger earnings in the higher interest rate environment we expect in coming quarters.”

OPERATING PERFORMANCE[2]
1 Comparisons noted in the bullet points are calculated for the current quarter versus the same prior-year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 15-16.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
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April 25, 2022
Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				1Q22 - 4Q21		1Q22 - 1Q21
(In millions)	1Q22	4Q21	1Q21	$	%	$	%
Interest and fees on loans	$437	$471	$488	$(34)	(7)%	$(51)	(10)%
Interest on money market investments	6	7	3	(1)	(14)	3	NM
Interest on securities	112	88	71	24	27	41	58
Total interest income	555	566	562	(11)	(2)	(7)	(1)
Interest on deposits	6	7	9	(1)	(14)	(3)	(33)
Interest on short- and long-term borrowings	5	6	8	(1)	(17)	(3)	(38)
Total interest expense	11	13	17	(2)	(15)	(6)	(35)
Net interest income	$544	$553	$545	$(9)	(2)	$(1)	—
				bps		bps
Yield on interest-earning assets[1]	2.65%	2.64%	2.95%	1		(30)
Rate paid on total deposits and interest-bearing liabilities[1]	0.06%	0.06%	0.09%	—		(3)
Cost of total deposits[1]	0.03%	0.03%	0.05%	—		(2)
Net interest margin[1]	2.60%	2.58%	2.86%	2		(26)
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
Net interest income remained relatively stable at $544 million in the first quarter of 2022, as significant growth in average interest-earning assets was partially offset by NIM compression arising from an increased concentration in cash and securities and the low interest rate environment.
Average interest-earning assets increased $7.8 billion, or 10%, driven by growth in available-for-sale securities, commercial loans (ex-PPP), and money market investments. These increases were partially offset by a $4.7 billion decline in average PPP loans. Average securities increased to 30% of average interest-earning assets, compared with 21%, as we actively deployed excess liquidity into short-to-medium duration securities. Average money market investments, including short-term deposits held at the Federal Reserve, increased $1.2 billion, or 16%.
The net interest margin was 2.60%, compared with 2.86%. The yield on average interest-earning assets was 2.65% in the first quarter of 2022, a decrease of 30 basis points. The yield on total loans decreased 21 basis points to 3.52%. The yield on non-PPP loans decreased 26 basis points, primarily driven by (1) lower yields on loans originated during the past year, compared with yields on loans maturing and amortizing during the same period, and (2) promotional rates on commercial owner-occupied loans and home equity credit lines. The yield on securities remained relatively stable at 1.78%.
The annualized cost of total deposits for the first quarter of 2022 was 0.03%, compared with 0.05%. The rate paid on total deposits and interest-bearing liabilities was 0.06%, a decrease from 0.09% during the first quarter of 2021, which was primarily due to low deposit rates and $7.2 billion in average noninterest bearing deposit growth. Average noninterest bearing deposits as a percentage of total deposits were 50%, compared with 47% for the same prior year period.
In the first quarter of 2022, approximately 4,000 PPP loans, totaling $0.8 billion, were forgiven by the SBA. PPP loans contributed $24 million in interest income during the quarter, compared with $60 million. During the same time periods, approximately $16 million and $31 million of the interest income from PPP loans was related to accelerated

ZIONS BANCORPORATION, N.A.
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April 25, 2022
recognition of net unamortized deferred fees due to forgiveness, respectively. At March 31, 2022, the remaining net unamortized deferred fees on PPP loans totaled $24 million.

Noninterest Income
				1Q22 - 4Q21		1Q22 - 1Q21
(In millions)	1Q22	4Q21	1Q21	$	%	$	%
Commercial account fees	$41	$34	$32	$7	21%	$9	28%
Card fees	25	25	21	—	—	4	19
Retail and business banking fees	20	19	17	1	5	3	18
Loan-related fees and income	22	22	25	—	—	(3)	(12)
Capital markets and foreign exchange fees	15	24	15	(9)	(38)	—	—
Wealth management fees	14	13	12	1	8	2	17
Other customer-related fees	14	15	11	(1)	(7)	3	27
Customer-related fees	151	152	133	(1)	(1)	18	14
Fair value and nonhedge derivative income (loss)	6	(1)	18	7	NM	(12)	(67)
Dividends and other income	2	19	7	(17)	(89)	(5)	(71)
Securities gains (losses), net	(17)	20	11	(37)	NM	(28)	NM
Total noninterest income	$142	$190	$169	$(48)	(25)	$(27)	(16)

Total customer-related fees increased $18 million, or 14%, to $151 million, driven by increased card, retail and business banking, and wealth management activity, partially offset by a decrease in loan-related fees and income. Results for the first quarter of 2022 benefited from a one-time adjustment of approximately $6 million in commercial account fees.
Net securities gains and losses decreased $28 million, due to $17 million of negative mark-to-market adjustments during the quarter primarily related to our SBIC investment in Recursion Pharmaceuticals, Inc., and an $11 million gain on the sale of Farmer Mac Class C stock recognized during the prior year period.
Fair value and nonhedge derivative income decreased $12 million from the prior year period. We recognized a $6 million gain during the quarter related to a credit valuation adjustment (“CVA”) on client-related interest rate swaps, compared with an $18 million CVA gain in the prior year period. The CVA may fluctuate from period to period based on the credit quality of our clients and changes in interest rates, which impacts the value of, and our credit exposure to, the client-related interest rate swaps.

Noninterest Expense
				1Q22 - 4Q21		1Q22 - 1Q21
(In millions)	1Q22	4Q21	1Q21	$	%	$	%
Salaries and employee benefits	$312	$282	$288	$30	11%	$24	8%
Technology, telecom, and information processing	52	51	49	1	2	3	6
Occupancy and equipment, net	38	38	39	—	—	(1)	(3)
Professional and legal services	14	16	21	(2)	(13)	(7)	(33)
Marketing and business development	8	20	7	(12)	(60)	1	14
Deposit insurance and regulatory expense	10	9	10	1	11	—	—
Credit-related expense	7	7	6	—	—	1	17
Other real estate expense, net	1	—	—	1	NM	1	NM
Other	22	26	15	(4)	(15)	7	47
Total noninterest expense	$464	$449	$435	$15	3	$29	7
Adjusted noninterest expense [1]	$464	$446	$440	$18	4	$24	5
1 For information on non-GAAP financial measures, see pages 15-16.

ZIONS BANCORPORATION, N.A.
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April 25, 2022
During the first quarter of 2022, we made certain financial reporting reclassifications to noninterest expense, primarily to improve the presentation and disclosure of certain expenses related to our ongoing technology investments. Other expense line items were also impacted by these reclassifications, which were adopted retrospectively to January 1, 2020.
Total noninterest expense increased $29 million, or 7%, relative to the prior year quarter. Salaries and benefits expense increased $24 million, or 8%, due to (1) the impact of inflationary and competitive labor market pressures on wages, (2) increases in commissions, (3) increases in incentive compensation accruals arising from improvements in anticipated full-year profitability, and (4) declines in deferred salaries primarily associated with PPP loans originated in the prior year period.
Other noninterest expense increased $7 million, or 47%, primarily due to lower expenses in the prior year period, which benefited from a $5 million valuation adjustment related to the termination of our defined benefit pension plan. Professional and legal services expense decreased $7 million, or 33%, due to third-party assistance associated with PPP loan forgiveness as well as various technology-related and other outsourced services incurred in the prior year period.
Adjusted noninterest expense increased $24 million, or 5%, to $464 million, compared with $440 million for the prior year period, driven primarily by the increase in salaries and benefits expense described previously. The efficiency ratio was 65.8%, compared with 63.5%. For information on non-GAAP financial measures, including differences between noninterest expense and adjusted noninterest expense, see pages 15-16.
BALANCE SHEET ANALYSIS

Loans and Leases
				1Q22 - 4Q21		1Q22 - 1Q21
(In millions)	1Q22	4Q21	1Q21	$	%	$	%
Loans held for sale	$43	$83	$77	$(40)	(48)%	$(34)	(44)%
Loans and leases:
Commercial – excluding PPP loans	$27,644	$26,585	$24,499	$1,059	4	$3,145	13
Commercial – PPP loans	1,081	1,855	6,465	(774)	(42)	(5,384)	(83)
Commercial real estate	12,094	12,198	12,060	(104)	(1)	34	—
Consumer	10,423	10,213	10,448	210	2	(25)	—
Loans and leases, net of unearned income and fees	51,242	50,851	53,472	391	1	(2,230)	(4)
Less allowance for loan losses	478	513	646	(35)	(7)	(168)	(26)
Loans and leases held for investment, net of allowance	$50,764	$50,338	$52,826	$426	1	$(2,062)	(4)

Unfunded lending commitments and letters of credit	$27,253	$26,661	$25,487	$592	2	$1,766	7
Loans and leases, net of unearned income and fees, decreased $2.2 billion, or 4%, to $51.2 billion at March 31, 2022, primarily due to the forgiveness of PPP loans. Excluding PPP loans, total loans and leases increased $3.2 billion, or 7%, to $50.2 billion. Commercial and industrial loans, owner occupied loans, and municipal loans increased $1.5 billion, $0.9 billion, and $0.7 billion, respectively. Consumer 1-4 family residential mortgage loans decreased $0.5 billion, primarily due to continued refinancing activity, while home equity credit lines increased $0.4 billion.
Unfunded lending commitments and letters of credit increased $1.8 billion, or 7%, to $27.3 billion at March 31, 2022, primarily due to growth in our home equity and commercial credit line portfolios.

ZIONS BANCORPORATION, N.A.
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April 25, 2022

Credit Quality
				1Q22 - 4Q21		1Q22 - 1Q21
(In millions)	1Q22	4Q21	1Q21	$	%	$	%
Provision for credit losses	$(33)	$25	$(132)	$(58)	NM	$99	75%
Allowance for credit losses	514	553	695	(39)	(7)%	(181)	(26)
Net loan and lease charge-offs (recoveries)	6	1	8	5	NM	(2)	(25)
Nonperforming assets[2]	252	272	327	(20)	(7)	(75)	(23)
Classified loans	1,148	1,236	1,660	(88)	(7)	(512)	(31)
	1Q22	4Q21	1Q21	bps		bps
Ratio of ACL to loans[1] and leases outstanding, at period end	1.00%	1.09%	1.30%	(9)		(30)
Ratio of ACL to loans[1] and leases outstanding (ex-PPP), at period end	1.02%	1.13%	1.48%	(11)		(46)
Annualized ratio of net loan and lease charge-offs to average loans	0.05%	0.01%	0.06%	4		(1)
Ratio of classified loans to total loans and leases (ex-PPP)	2.29%	2.52%	3.53%	(23)		(124)
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.50%	0.55%	0.63%	(5)		(13)
1 Does not include loans held for sale.
2 Does not include banking premises held for sale.
Net loan and lease charge-offs were $6 million, compared with $8 million in the prior year quarter, reflecting strong credit performance. During the first quarter of 2022, we recorded a negative $33 million provision for credit losses, compared with a negative $132 million provision during the prior year period. The allowance for credit losses (“ACL”) was $514 million at March 31, 2022, compared with $695 million at March 31, 2021. The decrease in the ACL was due largely to improvements in economic forecasts and overall credit quality, partially offset by economic uncertainty caused by inflation, supply chain disruptions, and the conflict in Eastern Europe. The ratio of ACL to total loans and leases (ex-PPP) was 1.02% at March 31, 2022, compared with 1.48% at March 31, 2021.

Deposits and Borrowed Funds
				1Q22 - 4Q21		1Q22 - 1Q21
(In millions)	1Q22	4Q21	1Q21	$	%	$	%
Noninterest-bearing demand	$41,937	$41,053	$35,882	$884	2%	$6,055	17%
Interest-bearing:
Savings and money market	38,864	40,114	35,762	(1,250)	(3)	3,102	9
Time	1,550	1,622	2,209	(72)	(4)	(659)	(30)
Total deposits	$82,351	$82,789	$73,853	$(438)	(1)	$8,498	12
Borrowed funds:
Federal funds purchased and other short-term borrowings	$638	$903	$1,032	$(265)	(29)	$(394)	(38)
Long-term debt	689	1,012	1,299	(323)	(32)	(610)	(47)
Total borrowed funds	$1,327	$1,915	$2,331	$(588)	(31)	$(1,004)	(43)
Total deposits increased $8.5 billion, or 12%, to $82.4 billion, primarily due to a $6.1 billion increase in noninterest-bearing deposits. Average total deposits increased $10.2 billion, or 14%, to $81.6 billion, for the first quarter of 2021. Average noninterest-bearing deposits increased $7.2 billion, or 21%, to $40.9 billion, and were 50% and 47% of average total deposits for the respective time periods.

ZIONS BANCORPORATION, N.A.
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April 25, 2022
Total borrowed funds decreased $1.0 billion, or 43%, to $1.3 billion, from the prior year quarter. The decrease in long-term debt was primarily due to the redemption of $290 million of senior notes during the first quarter of 2022, and the maturity of $281 million of senior notes during the third quarter of 2021. The decrease in overall borrowed funds continues to reflect strong deposit growth.

Shareholders’ Equity
				1Q22 - 4Q21		1Q22 - 1Q21
(In millions, except share data)	1Q22	4Q21	1Q21	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$566	$—	—%	$(126)	(22)%
Common stock and additional paid-in capital	1,889	1,928	2,653	(39)	(2)	(764)	(29)
Retained earnings	5,311	5,175	4,566	136	3	745	16
Accumulated other comprehensive income (loss)	(1,346)	(80)	148	(1,266)	NM	(1,494)	NM
Total shareholders’ equity	$6,294	$7,463	$7,933	$(1,169)	(16)	$(1,639)	(21)
Capital distributions:
Common dividends paid	$58	$58	$56	$—	—	$2	4
Bank common stock repurchased	50	325	50	(275)	(85)	—	—
Total capital distributed to common shareholders	$108	$383	$106	$(275)	(72)	$2	2

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	151,687	153,635	163,887	(1,948)	(1)%	(12,200)	(7)%
Common shares outstanding, at period end (in thousands)	151,348	151,625	163,800	(277)	—	(12,452)	(8)
The common stock dividend was $0.38 per share, compared with $0.34 during the prior year quarter. Weighted average diluted shares outstanding decreased 12.2 million, or 7%, from the first quarter of 2021, primarily due to share repurchases. During the first quarter of 2022, we repurchased 0.8 million common shares outstanding for $50 million.
Preferred stock decreased $126 million due to the redemption of our 5.75% Series H Non-Cumulative Perpetual Preferred Stock at par value during the second quarter of 2021. Accumulated other comprehensive income decreased to a loss of $1.3 billion at March 31, 2022, primarily due to decreases in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates.
Tangible book value per common share decreased to $31.97, compared with $38.77, primarily due to the decrease in accumulated other comprehensive income previously described. Estimated common equity tier 1 (“CET1”) capital remained flat at $6.2 billion, and the estimated CET1 capital ratio was 10.0%, compared with 11.2%.
Recent deposit-driven balance sheet growth has resulted in a modest reduction in our risk-weighted regulatory capital ratios, and a larger reduction in our Tier 1 leverage ratio, as the denominator for this ratio is not adjusted for risk. As a result, our Tier 1 leverage ratio declined to 7.3% from 8.3% in the prior year period.

ZIONS BANCORPORATION, N.A.
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April 25, 2022
Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the first quarter results at 5:30 p.m. ET on April 25, 2022. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and entering the passcode 13728972, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $2.9 billion in 2021 and more than $90 billion of total assets. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, often accompanied by words such as “may,” “might,” “could,” “anticipate,” “expect,” and similar terms, are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks and uncertainties.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2021 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
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April 25, 2022
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
BALANCE SHEET [1]
Loans held for investment, net of allowance	$50,764	$50,338	$50,187	$50,863	$52,826
Total assets	91,126	93,200	88,306	87,208	85,121
Deposits	82,351	82,789	77,884	76,105	73,853
Total shareholders’ equity	6,294	7,463	7,774	8,033	7,933
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$195	$207	$234	$345	$314
Net interest income	544	553	555	555	545
Taxable-equivalent net interest income [2]	552	563	562	562	553
Total noninterest income	142	190	139	205	169
Total noninterest expense	464	449	429	428	435
Adjusted pre-provision net revenue [2]	241	288	290	290	253
Provision for credit losses	(33)	25	(46)	(123)	(132)
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.27	$1.34	$1.45	$2.08	$1.90
Dividends	0.38	0.38	0.38	0.34	0.34
Book value per common share [1]	38.68	46.32	46.85	46.80	44.98
Tangible book value per common share [1,2]	31.97	39.62	40.37	40.54	38.77
Weighted average share price	68.23	63.69	54.78	55.86	51.34
Weighted average diluted common shares outstanding (in thousands)	151,687	153,635	160,480	163,054	163,887
Common shares outstanding (in thousands) [1]	151,348	151,625	156,530	162,248	163,800
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.90%	0.92%	1.08%	1.65%	1.57%
Return on average common equity	11.8%	11.5%	12.3%	18.6%	17.4%
Return on average tangible common equity [2]	13.9%	13.4%	14.2%	21.6%	20.2%
Net interest margin	2.60%	2.58%	2.68%	2.79%	2.86%
Cost of total deposits, annualized	0.03%	0.03%	0.03%	0.04%	0.05%
Efficiency ratio [2]	65.8%	60.8%	59.8%	59.1%	63.5%
Effective tax rate	20.4%	20.8%	22.8%	22.2%	21.7%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.49%	0.53%	0.64%	0.60%	0.61%
Annualized ratio of net loan and lease charge-offs to average loans	0.05%	0.01%	(0.01)%	(0.02)%	0.06%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.00%	1.09%	1.04%	1.12%	1.30%
Full-time equivalent employees	9,724	9,685	9,641	9,727	9,682
CAPITAL RATIOS AND DATA [1]
Common equity tier 1 capital [3]	$6,166	$6,068	$6,236	$6,383	$6,206
Risk-weighted assets [3]	61,427	59,600	57,459	56,339	55,402
Tangible common equity ratio	5.4%	6.5%	7.2%	7.6%	7.6%
Common equity tier 1 capital ratio [3]	10.0%	10.2%	10.9%	11.3%	11.2%
Tier 1 leverage ratio [3]	7.3%	7.2%	7.6%	8.0%	8.3%
Tier 1 risk-based capital ratio [3]	10.8%	10.9%	11.6%	12.1%	12.2%
Total risk-based capital ratio [3]	12.5%	12.8%	13.6%	14.2%	14.5%
1 At period end.
2    For information on non-GAAP financial measures, see pages 15-16.
3 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
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April 25, 2022
CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$700	$595	$597	$525	$576
Money market investments:
Interest-bearing deposits	5,093	10,283	9,442	10,086	8,427
Federal funds sold and security resell agreements	2,345	2,133	1,858	1,714	1,315
Investment securities:
Held-to-maturity[1], at amortized cost	439	441	459	620	583
Available-for-sale, at fair value	26,145	24,048	20,461	18,170	16,644
Trading account, at fair value	382	372	305	181	189
Total securities, net of allowance	26,966	24,861	21,225	18,971	17,416
Loans held for sale	43	83	67	66	77
Loans and leases, net of unearned income and fees	51,242	50,851	50,678	51,398	53,472
Less allowance for loan losses	478	513	491	535	646
Loans held for investment, net of allowance	50,764	50,338	50,187	50,863	52,826
Other noninterest-bearing investments	829	851	868	895	815
Premises, equipment and software, net	1,346	1,319	1,282	1,239	1,236
Goodwill and intangibles	1,015	1,015	1,015	1,015	1,016
Other real estate owned	4	8	21	23	3
Other assets	2,021	1,714	1,744	1,811	1,414
Total assets	$91,126	$93,200	$88,306	$87,208	$85,121
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$41,937	$41,053	$39,150	$38,128	$35,882
Interest-bearing:
Savings and money market	38,864	40,114	37,046	36,037	35,762
Time	1,550	1,622	1,688	1,940	2,209
Total deposits	82,351	82,789	77,884	76,105	73,853
Federal funds purchased and other short-term borrowings	638	903	579	741	1,032
Long-term debt	689	1,012	1,020	1,308	1,299
Reserve for unfunded lending commitments	36	40	38	39	49
Other liabilities	1,118	993	1,011	982	955
Total liabilities	84,832	85,737	80,532	79,175	77,188
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	566
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,889	1,928	2,245	2,565	2,653
Retained earnings	5,311	5,175	5,025	4,853	4,566
Accumulated other comprehensive income (loss)	(1,346)	(80)	64	175	148
Total shareholders’ equity	6,294	7,463	7,774	8,033	7,933
Total liabilities and shareholders’ equity	$91,126	$93,200	$88,306	$87,208	$85,121
[1] Held-to-maturity (fair value)	$414	$443	$461	$622	$584
[2] Common shares (issued and outstanding)	151,348	151,625	156,530	162,248	163,800

ZIONS BANCORPORATION, N.A.
Press Release – Page 10
April 25, 2022
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Interest income:
Interest and fees on loans	$437	$471	$484	$492	$488
Interest on money market investments	6	7	7	4	3
Interest on securities	112	88	78	74	71
Total interest income	555	566	569	570	562
Interest expense:
Interest on deposits	6	7	7	7	9
Interest on short- and long-term borrowings	5	6	7	8	8
Total interest expense	11	13	14	15	17
Net interest income	544	553	555	555	545
Provision for credit losses:
Provision for loan losses	(29)	23	(45)	(113)	(123)
Provision for unfunded lending commitments	(4)	2	(1)	(10)	(9)
Total provision for credit losses	(33)	25	(46)	(123)	(132)
Net interest income after provision for credit losses	577	528	601	678	677
Noninterest income:
Commercial account fees	41	34	34	34	32
Card fees	25	25	25	24	21
Retail and business banking fees	20	19	20	18	17
Loan-related fees and income	22	22	27	21	25
Capital markets and foreign exchange fees	15	24	17	17	15
Wealth management fees	14	13	13	12	12
Other customer-related fees	14	15	15	13	11
Customer-related fees	151	152	151	139	133
Fair value and nonhedge derivative income (loss)	6	(1)	2	(5)	18
Dividends and other income	2	19	9	8	7
Securities gains (losses), net	(17)	20	(23)	63	11
Total noninterest income	142	190	139	205	169
Noninterest expense:
Salaries and employee benefits	312	282	285	272	288
Technology, telecom, and information processing	52	51	50	49	49
Occupancy and equipment, net	38	38	37	39	39
Professional and legal services	14	16	17	18	21
Marketing and business development	8	20	9	7	7
Deposit insurance and regulatory expense	10	9	8	7	10
Credit-related expense	7	7	7	6	6
Other real estate expense, net	1	—	—	—	—
Other	22	26	16	30	15
Total noninterest expense	464	449	429	428	435
Income before income taxes	255	269	311	455	411
Income taxes	52	56	71	101	89
Net income	203	213	240	354	322
Preferred stock dividends	(8)	(6)	(6)	(9)	(8)
Net earnings applicable to common shareholders	$195	$207	$234	$345	$314
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	151,285	153,248	160,221	162,742	163,551
Diluted shares (in thousands)	151,687	153,635	160,480	163,054	163,887
Net earnings per common share:
Basic	$1.27	$1.34	$1.45	$2.08	$1.90
Diluted	1.27	1.34	1.45	2.08	1.90

ZIONS BANCORPORATION, N.A.
Press Release – Page 11
April 25, 2022
Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Commercial:
Commercial and industrial	$14,356	$13,867	$13,230	$12,947	$12,843
PPP	1,081	1,855	3,080	4,461	6,465
Leasing	318	327	293	307	310
Owner occupied	9,026	8,733	8,446	8,231	8,112
Municipal	3,944	3,658	3,400	3,215	3,234
Total commercial	28,725	28,440	28,449	29,161	30,964
Commercial real estate:
Construction and land development	2,769	2,757	2,843	2,576	2,443
Term	9,325	9,441	9,310	9,532	9,617
Total commercial real estate	12,094	12,198	12,153	12,108	12,060
Consumer:
Home equity credit line	3,089	3,016	2,834	2,727	2,695
1-4 family residential	6,122	6,050	6,140	6,269	6,630
Construction and other consumer real estate	692	638	584	593	589
Bankcard and other revolving plans	410	396	395	415	409
Other	110	113	123	125	125
Total consumer	10,423	10,213	10,076	10,129	10,448
Total loans and leases	$51,242	$50,851	$50,678	$51,398	$53,472

Nonperforming Assets
(Unaudited)

(In millions)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Nonaccrual loans [1]	$252	$271	$323	$307	$324
Other real estate owned [2]	—	1	1	1	3
Total nonperforming assets	$252	$272	$324	$308	$327
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.49%	0.53%	0.64%	0.60%	0.61%
Accruing loans past due 90 days or more	$3	$8	$4	$6	$9
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	0.02%	0.01%	0.01%	0.02%
Nonaccrual loans and accruing loans past due 90 days or more	$255	$279	$327	$313	$333
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.50%	0.55%	0.65%	0.61%	0.63%
Accruing loans past due 30-89 days [3]	$93	$70	$114	$29	$100
Restructured loans included in nonaccrual loans	100	105	121	128	134
Restructured loans on accrual	216	221	231	330	280
Classified loans	1,148	1,236	1,397	1,557	1,660
1 Includes loans held for sale.
2 Does not include banking premises held for sale.
3 Includes $26 million of PPP loans at March 31, 2022, which we expect will be paid in full by either the borrower or the SBA.

ZIONS BANCORPORATION, N.A.
Press Release – Page 12
April 25, 2022
Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Allowance for Loan Losses
Balance at beginning of period	$513	$491	$535	$646	$777
Provision for loan losses	(29)	23	(45)	(113)	(123)
Loan and lease charge-offs	17	11	8	8	21
Less: Recoveries	11	10	9	10	13
Net loan and lease charge-offs	6	1	(1)	(2)	8
Balance at end of period	$478	$513	$491	$535	$646
Ratio of allowance for loan losses to loans[1] and leases, at period end	0.93%	1.01%	0.97%	1.04%	1.21%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	190%	189%	152%	175%	199%
Annualized ratio of net loan and lease charge-offs to average loans	0.05%	0.01%	(0.01)%	(0.02)%	0.06%
Annualized ratio of net loan and lease charge-offs to average loans (excluding PPP loans)	0.05%	0.01%	(0.01)%	(0.02)%	0.07%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$40	$38	$39	$49	$58
Provision for unfunded lending commitments	(4)	2	(1)	(10)	(9)
Balance at end of period	$36	$40	$38	$39	$49
Allowance for Credit Losses
Allowance for loan losses	$478	$513	$491	$535	$646
Reserve for unfunded lending commitments	36	40	38	39	49
Total allowance for credit losses	$514	$553	$529	$574	$695
Ratio of total allowance for credit losses to loans[1] and leases outstanding, at period end	1.00%	1.09%	1.04%	1.12%	1.30%
Ratio of total allowance for credit losses to loans[1] and leases outstanding (excluding PPP loans), at period end	1.02%	1.13%	1.11%	1.22%	1.48%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13
April 25, 2022
Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Loans held for sale	$—	$—	$—	$1	$—
Commercial:
Commercial and industrial	$112	$124	$157	$111	$119
PPP	2	3	—	1	—
Leasing	—	—	—	—	—
Owner occupied	53	57	67	69	74
Municipal	—	—	—	—	—
Total commercial	167	184	224	181	193
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	20	20	25	28	31
Total commercial real estate	20	20	25	28	31
Consumer:
Home equity credit line	13	14	15	18	19
1-4 family residential	51	52	58	78	80
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	1	1	1	1
Other	—	—	—	—	—
Total consumer	65	67	74	97	100
Total nonaccrual loans	$252	$271	$323	$307	$324

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Commercial:
Commercial and industrial	$6	$3	$(2)	$(2)	$8
PPP	—	—	—	—	—
Leasing	—	—	—	—	—
Owner occupied	(1)	—	(1)	—	—
Municipal	—	—	—	—	—
Total commercial	5	3	(3)	(2)	8
Commercial real estate:
Construction and land development	—	(3)	—	—	—
Term	—	—	—	—	—
Total commercial real estate	—	(3)	—	—	—
Consumer:
Home equity credit line	(1)	—	1	(1)	(1)
1-4 family residential	1	—	1	—	(1)
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	—	—	1	1
Other	—	1	—	—	1
Total consumer loans	1	1	2	—	—
Total net charge-offs (recoveries)	$6	$1	$(1)	$(2)	$8

ZIONS BANCORPORATION, N.A.
Press Release – Page 14
April 25, 2022
CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$6,735	0.19%	$11,155	0.15%	$4,592	0.11%
Federal funds sold and security resell agreements	2,300	0.52%	2,189	0.49%	3,199	0.24%
Total money market investments	9,035	0.27%	13,344	0.21%	7,791	0.16%
Securities:
Held-to-maturity	438	3.12%	451	3.18%	663	2.98%
Available-for-sale	25,246	1.71%	21,661	1.52%	15,876	1.69%
Trading account	384	4.76%	342	4.76%	231	3.96%
Total securities	26,068	1.78%	22,454	1.61%	16,770	1.77%
Loans held for sale	57	1.92%	79	1.39%	68	2.81%
Loans and leases:[2]
Commercial - excluding PPP loans	27,037	3.54%	25,899	3.75%	24,732	3.83%
Commercial - PPP loans	1,459	6.64%	2,439	7.16%	6,135	3.98%
Commercial real estate	12,171	3.37%	12,228	3.39%	12,133	3.50%
Consumer	10,266	3.23%	10,125	3.29%	10,665	3.59%
Total loans and leases	50,933	3.52%	50,691	3.73%	53,665	3.73%
Total interest-earning assets	86,093	2.65%	86,568	2.64%	78,294	2.95%
Cash and due from banks	625		629		614
Allowance for credit losses on loans and debt securities	(515)		(495)		(774)
Goodwill and intangibles	1,015		1,015		1,016
Other assets	4,211		4,168		3,930
Total assets	$91,429		$91,885		$83,080
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$39,132	0.05%	$38,349	0.05%	$35,232	0.07%
Time	1,587	0.26%	1,662	0.29%	2,491	0.55%
Total interest-bearing deposits	40,719	0.06%	40,011	0.06%	37,723	0.10%
Borrowed funds:
Federal funds purchased and other short-term borrowings	594	0.08%	641	0.07%	1,110	0.07%
Long-term debt	823	2.66%	1,017	2.54%	1,324	2.30%
Total borrowed funds	1,417	1.58%	1,658	1.59%	2,434	1.28%
Total interest-bearing funds	42,136	0.11%	41,669	0.12%	40,157	0.17%
Noninterest-bearing demand deposits	40,886		41,397		33,723
Other liabilities	1,267		1,233		1,301
Total liabilities	84,289		84,299		75,181
Shareholders’ equity:
Preferred equity	440		440		566
Common equity	6,700		7,146		7,333
Total shareholders’ equity	7,140		7,586		7,899
Total liabilities and shareholders’ equity	$91,429		$91,885		$83,080
Spread on average interest-bearing funds		2.54%		2.52%		2.78%
Impact of net noninterest-bearing sources of funds		0.06%		0.06%		0.08%
Net interest margin		2.60%		2.58%		2.86%
Memo: total loans and leases, excluding PPP loans	49,474	3.43%	48,252	3.56%	47,530	3.69%
Memo: total cost of deposits		0.03%		0.03%		0.05%
Memo: total deposits and interest-bearing liabilities	83,022	0.06%	83,066	0.06%	73,880	0.09%
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 15
April 25, 2022
GAAP to Non-GAAP Reconciliations
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and to provide a meaningful base for period-to-period and company-to-company comparisons. We use these non-GAAP financial measures to assess our performance, financial position, and for presentations of our performance to investors. We believe that presenting these non-GAAP financial measures permits investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.

		Three Months Ended
(Dollar amounts in millions)		March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Return on Average Tangible Common Equity
Net earnings applicable to common shareholders, net of tax	(a)	$195	$207	$234	$345	$314
Average common equity (GAAP)		$6,700	$7,146	$7,569	$7,436	$7,333
Average goodwill and intangibles		(1,015)	(1,015)	(1,015)	(1,015)	(1,016)
Average tangible common equity (non-GAAP)	(b)	$5,685	$6,131	$6,554	$6,421	$6,317
Number of days in quarter	(c)	90	92	92	91	90
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	13.9%	13.4%	14.2%	21.6%	20.2%

(In millions, except shares and per share amounts)		March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Tangible Book Value per Common Share
Total shareholders’ equity (GAAP)		$6,294	$7,463	$7,774	$8,033	$7,933
Preferred stock		(440)	(440)	(440)	(440)	(566)
Goodwill and intangibles		(1,015)	(1,015)	(1,015)	(1,015)	(1,016)
Tangible common equity (non-GAAP)	(a)	$4,839	$6,008	$6,319	$6,578	$6,351
Common shares outstanding (in thousands)	(b)	151,348	151,625	156,530	162,248	163,800
Tangible book value per common share (non-GAAP)	(a/b)	$31.97	$39.62	$40.37	$40.54	$38.77

ZIONS BANCORPORATION, N.A.
Press Release – Page 16
April 25, 2022
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. The methodology of determining the efficiency ratio may differ among companies. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allow for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how well we are managing our expenses; adjusted pre-provision net revenue (“PPNR”) enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.

		Three Months Ended
(In millions)		March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$464	$449	$429	$428	$435
Adjustments:
Severance costs		—	—	1	—	—
Other real estate expense, net		1	—	—	—	—
Amortization of core deposit and other intangibles		—	1	—	—	—
Pension termination-related expense		—	—	—	—	(5)
SBIC investment success fee accrual [1]		(1)	2	(4)	9	—
Total adjustments	(b)	—	3	(3)	9	(5)
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$464	$446	$432	$419	$440

Net interest income (GAAP)	(d)	$544	$553	$555	$555	$545
Fully taxable-equivalent adjustments	(e)	8	10	7	7	8
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	552	563	562	562	553
Noninterest income (GAAP)	(g)	142	190	139	205	169
Combined income (non-GAAP)	(f+g)=(h)	694	753	701	767	722
Adjustments:
Fair value and nonhedge derivative income (loss)		6	(1)	2	(5)	18
Securities gains (losses), net		(17)	20	(23)	63	11
Total adjustments	(i)	(11)	19	(21)	58	29
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$705	$734	$722	$709	$693

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$230	$304	$272	$339	$287
Adjusted PPNR (non-GAAP)	(j)-(c)	241	288	290	290	253
Efficiency ratio (non-GAAP)	(c/j)	65.8%	60.8%	59.8%	59.1%	63.5%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments. The gains/(losses) related to these investments are excluded from the efficiency ratio through securities gains, net.

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